EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires
Medical Office Building in Oregon

PORTLAND, Ore. (July 11, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Roseburg Medical Office Building in Roseburg, Oregon.

Built in 2002, the approximately 62,000-square-foot Roseburg Medical Office Building is currently 100 percent triple net leased to Mercy Medical Center, Inc. and Centennial Medical Group with an average remaining lease term in excess of nine years and annual rent escalators between 2 percent and 3 percent. The medical office building is physically connected to the 174-bed Mercy Medical Center and provides a broad range of medical and surgical services, including, but not limited to: physical therapy, imaging, neurosurgery, podiatry and orthopedics. Mercy Medical Center is the largest hospital in Douglas County, Oregon and a member of Catholic Health Initiatives, one of the nation’s largest health systems.

“Roseburg Medical Office Building enjoys an enviable location on the campus of, and with a physical connection to, the region’s dominant hospital,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “This acquisition also further expands the geographical diversity of the Griffin-American Healthcare REIT IV portfolio, as well as establishes a new affiliation with one of the nation’s premier health systems.”

Roseburg Medical Office Building was acquired from Roseburg Surgery Center, LLC, an unaffiliated third party represented by Lee Asher and Chris Bodnar of CBRE, Inc. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its revolving line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 28 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $341 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at approximately $8.4 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV believes that it currently qualifies, and intends to elect to be treated, as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT thereafter. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a leading alternative investment asset manager with approximately $9 billion* in assets under management. Founded in 1995, the privately-held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued in excess of $22 billion. The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information about Griffin Capital is available at www.griffincapital.com.

*As of March 31, 2017.

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This release contains certain forward-looking statements, including statements with respect to the quality of the tenants at Roseburg Medical Office Building, the leases of the tenants at Roseburg Medical Office Building and the diversification of the company’s portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Roseburg, Oregon; the strength and financial condition of Roseburg Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.